EZCORP ADDS NEW BOARD MEMBER
AUSTIN, Texas (January 15, 2015) — EZCORP, Inc. (NASDAQ: EZPW), a leading provider of easy cash solutions for consumers, today announced that Matthew W. Appel has joined EZCORP’s Board of Directors effective January 12, 2015, and has been named Chair of the Audit Committee.
Mr. Appel spent 37 years in finance, administration and operations roles with a variety of companies, most recently Zale Corporation, a NYSE listed jewelry retailer, where he served as Chief Financial Officer from May 2009 to May 2011 and Chief Administrative Officer from May 2011 to July 2014 and co-led the successful turnaround of the company. Prior to joining Zale, Mr. Appel was Chief Financial Officer of EXL Service Holdings, Inc., a NASDAQ listed business process solutions company (February 2007 to May 2009); spent four years (February 2003 to February 2007) at Electronic Data Systems Corporation, serving as Vice President, Finance and Administration BPO and Vice President, BPO Management; and held a variety of finance and operations roles from 1984 to 2003 at Tenneco Inc., Affiliated Computer Services, Inc. and PricewaterhouseCoopers. Mr. Appel began his professional career with Arthur Andersen & Company, working there from 1977 to 1984.
Mr. Appel received an MBA in Accounting from the Rutgers University Graduate School of Business in 1977 and a Business Administration degree from Rutgers College in 1976. Mr. Appel is a Certified Public Accountant and a Certified Management Accountant.
“We are delighted to welcome Matt to the Board,” said Stuart I. Grimshaw, Executive Chairman of the Board of EZCORP. “His strong credentials as a financial expert will greatly enhance the overall quality of our Audit Committee. In addition, Matt brings exceptional operations and business process acumen to our Board. We look forward to his contributions, not only from a financial and audit perspective, but also on strategic and operational matters.”
Thomas C. Roberts, who is currently the Chair of the Audit Committee, will remain as a member of the Audit Committee and will assist Mr. Appel in his transition into the Chair role.
About EZCORP
EZCORP is a leader in delivering easy cash solutions to our customers across channels, products, services and markets. With approximately 7,300 team members and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico and Canada, and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of consumer loans in Mexico, and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The company also has a significant investment in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 750 stores that provide personal financial services and sell pre-owned merchandise.
For the latest information on EZCORP, please visit our website at: http://investors.ezcorp.com/.
Contact:
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com
http://investors.ezcorp.com/